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                                                                    EXHIBIT 10.1

               AMENDMENT NO. 1 TO THE AMENDED AND RESTATED BYLAWS
                                       OF
                         THE SIRENA APPAREL GROUP, INC.


               The Sirena Apparel Group, Inc., a corporation organized and existing under and by virtue of the laws of the State of Delaware (the "Corporation"), has amended the Amended and Restated Bylaws of the Corporation (the "Bylaws"), which amendment was duly adopted as of July 1, 1998, as follows:

               1. That Article IV, Section 4.7 of the Bylaws has been amended to read in full as follows:

                             "Section 4.7. Chief Executive Officer. Unless the
               Board of Directors otherwise determines, the Chief Executive Officer shall be the chief executive officer of the Corporation. Under the supervision of the Board of Directors and of the executive committee, if any, the Chief Executive Officer shall have the general control and management of the Corporation's business and affairs, subject, however, to the right of the Board of Directors and of the executive committee to confer any specific power, except such as may be by statute exclusively conferred on the Chief Executive Officer, upon any other officer or officers of the Corporation. The Chief Executive Officer shall perform and do all acts and things incident to the position of Chief Executive Officer and such other duties as may be assigned to him from time to time by the Board of Directors or the executive committee."

               2. That all references to "President" contained in the Bylaws have been amended to read in full as "Chief Executive Officer."